EXHIBIT 21

                        SUBSIDIARIES OF THE COMPANY

Pipeline Valve Specialty Company, Inc.
Landreth Engineering Company
The Rex Group, Inc.
Rex Supply Corporation
Regal Machine Tool, Inc.
Rex Machinery Sales, Inc.
Rex International Corporation
U.S. Crating, Inc.
First Texas Credit Corporation
XTEL Corporation
Rex Machinery Movers, Inc.
Losco, Inc.
LSS-Lone Star - Houston, Inc.
American Rivet Company, Inc.
WALKER BOLT Manufacturing Co.
Philform, Inc.